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                                                                    EXHIBIT 99.2


             FLIGHTSERV.COM CLOSES ACQUISITION OF DM MARKETING, INC.

ATLANTA, GA SEPTEMBER 8, 2000 - flightserv.com (Amex:FSW) today announced that it has acquired DM Marketing, Inc., a Delaware corporation ("DMM"). The closing of the DMM acquisition represents the third in a series of strategic transactions approved by flightserv.com's Board of Directors that will provide substantial cash infusion, new management leadership and acquisitions of related businesses to strengthen flightserv's operations and permit continued development of the company's existing business.

DMM, based in Pensacola, Florida, operates a call center providing telemarketing, help desk and other services for Internet related companies. DMM is currently anticipated to generate approximately $1.5 million of revenues and $300,000 of pre-tax income on an annualized basis. Also, included in the acquisition is approximately $450,000 in cash assets and less than $25,000 in debt. Additionally, the availability of the call center operations to provide back office services for flightserv's operations may result in an estimated $700,000 in annual cost savings for the Company. DMM was acquired for 8,450,000 shares of the Company's common stock.

"Through the acquisition of DMM, we will be able to internally support our existing business model and have an operations base to support additional reservations and phone-based services," commented Todd Bottorff, President of flightserv.com.

ABOUT FLIGHTSERV.COM

flightserv.com enables passengers to book individual seats on private jets between selected cities in the United States. Currently, the Company offers flights between New York's Teterboro Airport (located 7 miles from downtown Manhattan) and Atlanta's Dekalb-Peachtree Airport (located minutes away from Atlanta's business district). For more information, please visit www.flightserv.com.

CONTACTS:
Todd Bottorff, flightserv.com
770-986-9791
tbottorff@flightserv.com

Mike Pruitt, DM Marketing, Inc.
704-553-9330

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives are forward-looking statements within the meaning of Section 21E of the Securities Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including those risks described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.